EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT, dated March 29, 1996, is by and between Pyramid Stores, Inc. (the "Company") and Paul W. Greaves ("Employee").

     The Company desires to employ the Employee on a full time basis and the Employee desires to be so employed by the Company.

     Therefore, in consideration of the mutual covenants contained herein, the parties agree as follows:

                            ARTICLE I
                  EMPLOYMENT DUTIES AND BENEFITS

     SECTION 1.1 EMPLOYMENT. The Company hereby agrees to employ the Employee in an executive capacity, which initially shall be as President, and the Employ-ee agrees to be so employed, all subject to the terms and provisions of this Agreement. Employee shall report for work on April 22, 1996, and salary shall begin on that date.

     SECTION 1.2 DUTIES AND RESPONSIBILITIES. The Employee is employed pursuant to the terms of this Agreement. Employee shall devote his entire working time, attention, and energies to the business of the Company. The Employee agrees to serve in such office as he is appointed to by the Company's Board of Directors and agrees to perform such responsibilities and duties as may be determined and assigned to him by the Board of Directors of the Company.

     SECTION 1.3 VACATIONS. The Employee shall be entitled each year to three weeks vacation in accordance with the established practices of the Company now or hereafter in effect for personnel in executive capacities during which time the Employee's compensation shall be paid in full.

     SECTION 1.4 COMPANY EXPENSES. The Employee is authorized to incur reasonable expenses relating to his employment and which are for the benefit of the Company. The Company will reimburse the Employee for all such expenses upon the presentation by the Employee, from time to time, of an itemized account of such expenditures. Any material expenditures, however, shall be subject at all times to the prior approval of the Board of Directors. A vehicle owned by either the Company or one of its subsidiaries will be generally available for Employee's use.

     SECTION 1.5 HEALTH INSURANCE. Premiums relating to the Group Health Insurance in effect at Graves Oil & Butane Co., Inc. or Pyramid Stores, Inc. at the time of employment will be paid 100% by the Company.

                            ARTICLE II
                           COMPENSATION

     SECTION 2.1 BASIC SALARY. Except as otherwise provided herein, the Company shall pay to the Employee an annual base salary during the term of this Agree-ment equal to Eighty Thousand Dollars ($80,000.00) payable monthly.

     SECTION 2.2 ANNUAL BONUS. The Company shall pay Employee an annual bonus of 5% of each EBITDA dollar over "Base EBITDA" up to a maximum of 50% of your annual base salary. At any time, bonus dollars may be exchanged for a share of equity based on 85% of the market price of Meteor Industries' or Pyramid's com-mon stock (if it becomes a public company) at the time you give the Company written notice of your intent to exchange bonus dollars for stock. Base
EBITDA shall be calculated for Pyramid from April 1, 1995 - March 31, 1996
which is estimated to be approximately $1,800,000 to $2,000,000.   Regarding
future acquisitions by Pyramid, base EBITDA for the purpose of calculating the annual bonus, shall be equal to 85% of historical pro forma EBITDA of the company acquired. Such annual bonus shall be paid based on calendar year per-formance and calculated after the Company's year end audit is complete. The Company shall have the option of paying such bonus over a 60 days period of time after it is calculated.

     SECTION 2.3 OPTIONS.   Employee shall be granted pursuant to the option
agreements attached hereto, Incentive Stock Options to purchase up to 50,000 shares at an exercise price of $3.50 per share of Meteor Industries, Inc. and 50,000 shares of Pyramid Stores, Inc. at an exercise price of $3.00 per share (assuming 1,5000,000 shares outstanding). Such Pyramid Stores, Inc. options shall be exercisable only after Pyramid Stores, Inc. becomes a publicly traded Company and its shares are registered with the Securities and Exchange Commission.

                           ARTICLE III
                TERM OF EMPLOYMENT AND TERMINATION

     SECTION 3.1 TERM. This Agreement shall be for a period of three (3) years commencing the date hereof, subject, however, to termination at any time as provided in this Article. This Agreement shall be renewed automatically for succeeding periods of one year on the same terms and conditions as contained in this Agreement unless either party shall, at least thirty days prior to the expiration of any employment period, give written notice of the intention to terminate this Agreement. This Agreement shall continue to govern the rights and duties of the parties during any extension period.

     SECTION 3.2 TERMINATION. The Employee's employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

          (a) DEATH. The Employee's employment hereunder shall terminate upon his death.

          (b) DISABILITY. If, as a result of the Employee's incapacity due to physical or mental illness, the Employee shall have been absent from his duties hereunder on a full-time basis for the entire period of three consecutive months, the Company may terminate the Employee's employment hereunder.

          (c) CAUSE. The Company may terminate the Employee's employment here-eunder, without prior notice, for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Employee's employment hereunder upon (i) the failure by the Employee to perform the duties assigned to him by the Company's Board of Directors, or (ii) the engaging by the Employee in misconduct which is materially injurious to the Company, monetarily, or other wise or (iii) the violation by the Employee of the provisions of Article IV.

          (d) TERMINATION WITHOUT CAUSE; SEVERANCE PAY. The Company may terminate Employee's employment without cause upon prior written notice and payment of six months base salary. Any accrued vacation and bonuses earned through the termination date shall be paid within 30 days after termination.

          (e) TERMINATION BY THE EMPLOYEE. The Employee may terminate his employment hereunder only upon ninety (90) days prior written notice.

     SECTION 3.3  COMPENSATION UPON TERMINATION OR DURING DISABILITY

          (a) During the first thirty (30) day period that the Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("disability period"), the Employee shall continue to receive his full salary at the rate then in effect for such period, provided that payments so made to the Employee during the disability period shall be reduced by the sum of the amounts, if any, payable to the Employee at or prior to the time of any such payment under disability benefit plans of the Company and which were not previously applied to reduce any such payment.

          (b) If the Employee's employment is terminated by his death, the Company shall pay to the Employee's spouse, or if he leaves no spouse, to his estate, Employee's full salary and accrued bonuses through the date of death.

          (c) If the Employee's employment shall be terminated with or without cause, the Company shall be obligated to pay the Employee his full salary through the date of termination at the rate in effect at the time of termination.

                            ARTICLE IV
                 CONFIDENTIALITY AND NON-COMPETE

     SECTION 4.1 It is understood that Employee will acquire and be informed of special and confidential business methods and processes used by and belonging to the Company, including, methods, procedures, and software and other computer related materials developed or used by the Company in connection with its activities, as well as information relating to the business of the Company, including information regarding acquisition candidates, potential customers, customer lists, price lists and other confidential information. Employee agrees that all such information constitutes a valuable and unique asset of the Company and is in the nature of trade secrets and is the sole property of the Company. Employee will keep confidential, and will not use, reproduce, copy or disclose to any other person or firm, any information relating to such methods and processes, or the names and business of customers, or accounts, analyses, systems, flow charts, programs, edit procedures, or any other matters concerning any work done by the Company for its customers or done in an effort to solicit or obtain customers; nor will Employee furnish to any other person or firm any information, correspondence, records, programs, systems, or other documents or processes used by the Company; nor will Employee advise, discuss or in any way assist any other person or firm (including customers or former customers of the Company) in obtaining or learning about any of the foregoing in this Section. Employee agrees that upon termination of employment under this Agreement, he shall surrender promptly to the Company any and all trade secrets business related telephone, address and business card lists or data base, customer lists and any confidential information which he may possess and that such trade secrets, lists and information shall be and remain the sole property of the Company. All of the terms of this Section shall remain in full force and effect both during the continuation of employment of Employee by the Company and after the termination of employment for any reason.

     SECTION 4.2 Employee will devote substantially all his business time and effort to and give undivided loyalty to the Company. Commencing on the date of this Agreement, he will not engage in any way whatsoever, directly or indirect-ly, in any business that is competitive with the Company, nor solicit or in any other manner work for or assist any business which is competitive to the Company.

     SECTION 4.3 During the term of this Agreement, Employee will undertake no planning for or organization of any business activity competitive with the work he performs as an employee of the Company, and Employee will not combine or discuss with other employees of the Company for the purposes of organization of any such competitive business activity.

     SECTION 4.4 Employee agrees to execute any and all documents and take any and all other actions necessary or desirable for the assignment to the Company of all of his interests in any patents or patentable ideas developed by him, alone or in conjunction with others, in the course of his employment by the Company. Employee agrees with the Company that any and all investments, discoveries, improvements, designs, methods, systems, developments, "know-how," ideas, suggestions, devices, trade secrets, and processes (hereinafter collectively referred to as "Discoveries"), whether patentable or not, which are discovered, disclosed to or otherwise obtained by the Employee during his or her term of employment is confidential, proprietary information and is the sole and absolute property of the Company. Employee agrees to disclose promptly and voluntarily to the Company all such discoveries. Any discoveries which Employee discloses or offers to third parties, publishes or are implemented by Employee or disclosed in a patent application filed by the Employee within three months following termination of employment will be presumed, unless proven otherwise by Employee, to have been originated or made during the period of Employee's employment and thereby, are subject to the provisions of this Agreement.

     SECTION 4.5 The parties acknowledge that Employee will acquire much knowledge and information concerning the business of the Company as the result of his employment by the Company. The parties further acknowledge that the scope of business in which the Company is engaged as of the date of execution of this Employment Agreement, is a limited scope with a limited market and in which few companies can successfully compete. Competition by Employee in that business after this Agreement is terminated would severely injure the Company no matter where in New Mexico or Colorado such competition occurred. Accordingly,Employee agrees that for a period of two years from the termina-tion of this Agreement, he shall not directly or indirectly, whether as an owner, stockholder, partner, employee or otherwise, compete with the Company or any affiliate of the Company anywhere within New Mexico or Colorado. The period, the geographical area and the scope of the restrictions on Employee's activities are divisible so that if any provision of the restriction is invalid, that provision shall automatically be modified to the extent necessary to make it valid. The provisions of this article shall be in addition to any other similar agreements entered into by the Company and the Employee and shall not serve to supplant or reduce the effect of such other agreements.

     SECTION 4.6 The parties hereto agree and acknowledge that many of the rights conveyed by this Agreement are of a unique and special nature and that the Company will not have an adequate remedy at law in the event of failure of Employee to abide by its terms and conditions, nor will money damages adequately compensate for such injury. It, therefore, is agreed between the parties that in the event of breach by Employee of Employee's agreements contained in this
Article IV, the Company shall have the rights, among other rights, to damages sustained thereby and to an injunction to restrain Employee from the prohibited acts. Employee agrees that the terms of this Article shall be construed as independent of any other agreements between the parties and shall survive the termination of his employment and Employee shall be bound by its terms at all items subsequent to the termination of his employment for so long a period as the Company continues to conduct the same business or businesses as it was conducting during the period of this Agreement. The existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforce-ment by the Company of Employee's covenants in this Article. Nothing herein contained shall in any way limit or exclude any and all other rights granted by law or equity to the Company.

                            ARTICLE V
                         GENERAL MATTERS

     SECTION 5.1 COLORADO LAW. This Agreement shall be governed by the laws of the State of Colorado.

     SECTION 5.2 NO WAIVER AND NOTIFICATION. No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

     SECTION 5.3 AMENDMENt. This Agreement may be amended, altered or revoked at any time, in whole or in part, by filing with this Agreement a written instrument setting forth such changes, signed by all of the parties.

     SECTION 5.4 TEXT TO CONTROL. The headings of articles and sections are included solely for convenience of reference. If any conflict between any heading and the text of this Agreement exists, the text shall control.

     SECTION 5.5 SEVERABILITY. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions never had been inserted in the Agreement.

     SECTION 5.6 ENTIRE AGREEMENT. This Agreement contains, and its terms constitute, the entire agreement of the parties, and it may be amended only by a written document signed by both parties to this Agreement.

     SECTION 5.7 ATTORNEYS FEES. In the event either party hereto finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to enforce any of the terms, covenants, or conditions hereof, the party prevailing in any such action or other proceedings shall be paid all reasonable attorney's fees by the other party as well as courts costs.

     SECTION 5.8 NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, address as follows:

If to the Employee: Paul W. Greaves
                    216 16th Street, Suite 730
                    Denver, Colorado 80202

If to the Company:  Pyramid Stores, Inc.
                    216 16th Street, Suite 730
                    Denver, Colorado 80202

or to such other address as any party may have furnished to the others in writing in accordance herewith, except the notices of change of address shall be effective only upon receipt.

     SECTION 5.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     The parties have executed this Agreement on the date first written above.

                         PYRAMID STORES, INC.


                         By:/s/ Dennis R. Staal

                         EMPLOYEE:


                         /s/ Paul W. Greaves
                         Paul W. Greaves